FIRST AMENDMENT


                    FIRST AMENDMENT (this "Amendment"), dated as of January 27, 1994, to the Exemption Agreement, dated as of January 21, 1994 (the "Exemption Agreement"), between QVC Network, Inc., a Delaware corporation ("QVC"), and Paramount Communications Inc., a Delaware corporation ("Paramount").

                                W I T N E S S E T H :
                                - - - - - - - - - -

                    WHEREAS, QVC and Paramount have agreed to amend certain provisions of the Exemption Agreement in the manner provided below;

                    NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

                    SECTION 1.  Defined Terms.  As used in this Amendment,
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          terms defined in the Exemption Agreement are used herein as therein defined, unless otherwise defined herein. Unless otherwise indicated, all Section and subsection references are to the Exemption Agreement.

                    SECTION 2.  Amendments to Section 2.01(a).  Clause (v)
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          of Section 2.01(a) is hereby amended by deleting the words "other than a change in the terms of the Offer" and by substituting, in their place, the phrase "outside the control of the Offeror
          (those events not deemed to be outside the control of the Offeror shall include, without limitation, any change in the terms of the Offer or the proposed terms of the Merger (as defined in the form of Merger Agreement attached as Exhibit A hereto))." Section 2.01(a) is also amended by (i) inserting after the words "consideration of the Offer or" in the last sentence thereof the phrase "the Merger or" and (ii) inserting after the words "otherwise amend the Offer" in the last sentence thereof the phrase "or the proposed terms of the Merger." Section 2.01(a) is further amended by adding at the end thereof the following sentences:

                    "Any amendment to the Offer or any change in the consideration offered to the Paramount stockholders in the Merger that results in an extension of the Expiration Date shall be publicly announced by 5:00 p.m. on the date of such amendment or change. The Offeror hereby agrees that it shall not (a) seek to amend or waive any provision of the Bidding Procedures or (b) publicly announce an intention to take an action which is not otherwise permitted, or refrain from taking an action which is required, under the terms of this Agreement."

                    SECTION 3.  Miscellaneous.  Except as expressly amended
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          herein, the Exemption Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.





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           This Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                    SECTION 4.  Governing Law.  This Amendment shall be
                                -------------
          governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law, except to the extent that any provisions are governed by the federal securities laws.


                    IN WITNESS WHEREOF, QVC and Paramount have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


          ATTEST:                            QVC NETWORK, INC.


          By_________________                By__________________



          ATTEST:                            PARAMOUNT COMMUNICATIONS INC.


          By_________________                By_______________________